UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 31, 2019

Symantec Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA		94043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code    (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2019, Symantec Corporation (the “Company”) announced that Nicholas R. Noviello will be stepping down from his role as the Company’s Executive Vice President and Chief Financial Officer in the coming months to pursue other opportunities. Mr. Noviello will continue as the Company’s Executive Vice President and Chief Financial Officer until a successor is appointed and will remain with the Company in order to ensure a smooth transition. The Company has initiated a search to identify a new Chief Financial Officer.

On January 31, 2019, the Company also entered into a Transition Services Agreement with Mr. Noviello (the “Transition Services Agreement”) for transition services through August 14, 2019 (the “Transition Period”) pursuant to which Mr. Noviello will receive his base salary as currently in effect, continue to participate in the Company’s FY2019 Executive Annual Incentive Plan without regard to individual performance, be eligible to participate in the Company’s FY2020 Executive Annual Incentive Plan, continue to participate in Company benefit programs, and continue to vest in his outstanding restricted stock unit awards through the end of the Transition Period. Under the Transition Services Agreement and pursuant to the terms of the applicable performance restricted stock unit award agreements, Mr. Noviello will also be entitled to vesting and settlement of his remaining 44,184 shares under his FY2017 performance restricted stock unit agreement and eligible to receive a portion of his awards under his FY2018 and FY2019 performance restricted stock unit awards, subject to achievement of applicable performance metrics, upon the completion of the Transition Period or upon an earlier involuntary termination without cause, a constructive termination or his termination due to his death or disability, as if services ended at the end of the Transition Period, subject to a release of claims.

Following the completion of the Transition Period, or upon an earlier involuntary termination without cause, a constructive termination or termination due to death or disability, and subject to delivery of a release of claims, Mr. Noviello will be entitled to receive severance payments and benefits consistent with the Company’s Executive Severance Plan, including a one-time lump sum payment of $665,000, six months of outplacement services and a lump sum payment equal to Mr. Noviello’s prorated target bonus under the FY2019 Executive Annual Incentive Plan payment, but only if it would be greater than the amount paid in the ordinary course as described above.

Under the Transition Services Agreement, in consideration of his transition services, or upon an earlier involuntary termination without cause, a constructive termination or termination due to death or disability Mr. Noviello will continue to receive his salary, benefits and vesting through the end of the Transition Period and the Company will pay Mr. Noviello $1,000,000 within twenty days after the effective date of the Transition Services Agreement, provided Mr. Noviello enters into a standard release of claims, $1,000,000 on May 28, 2019, and $1,000,000 within ten days after the effective date of a final release signed by Mr. Noviello, subject to the Company’s Chief Executive Officer having determined Mr. Noviello completed the Transition Services in a reasonably satisfactory manner.

The press release announcing Mr. Noviello’s departure is filed as Exhibit 99.01 to this report and is incorporated herein by reference. The foregoing description of the Transition Services Agreement is qualified in its entirety by reference to the full text of the Transition Services Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 28, 2018.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Title or Description

99.01	Press Release dated January 31, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation

Date: January 31, 2019	By:	/s/ Scott C. Taylor
Scott C. Taylor
Executive Vice President, General Counsel and Secretary